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                      COMSTOCK PARTNERS STRATEGY FUND, INC.

                             ARTICLES SUPPLEMENTARY

          Comstock Partners Strategy Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), certifies that:

          FIRST:    The Corporation's Board of Directors has classified Three
Hundred Million (300,000,000) unissued shares of Common Stock, par value $.001 per share, as Three Hundred Million (300,000,000) shares of Class B Common Stock, par value $.001 per share, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof as hereinafter set forth.

          SECOND:   The shares of Class B Common Stock as so reclassified by the
Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Corporation's Articles of Amendment and Restatement and shall be subject to all provisions of the Articles of Amendment and Restatement relating to stock of the Corporation generally, except as set forth as follows, and shall also be subject to the terms and conditions set forth as follows:

          (1) The assets belonging to the Class B Common Stock shall be invested in the same investment portfolio of the Corporation as the assets belonging to the Common Stock.

          (2) The dividends and distributions of investment income and capital gains with respect to the Class B Common Stock shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from dividends and distributions of investment income and capital gains with respect to the Common Stock to reflect differing allocations of the expenses of the Corporation between the holders of the two classes and any resultant differences between the net asset value per share of the two classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation between the Common Stock and the Class B Common Stock shall be determined by the Board of Directors in a manner that is consistent with the order dated July 1, 1992 (Investment Company Act of 1940 Release No. 18828) issued by the Securities and Exchange Commission in connection with the application for exemption filed by Comstock Partners Strategy Fund, Inc. and any amendment to such order or any rule or interpretation under the
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     Investment Company Act of 1940 that modifies or supersedes such order.

          (3) The holders of the Class B Common Stock shall have exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the Class B Common Stock.

          THIRD:    The Class B Common Stock share aforesaid have been duly
reclassified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Amendment and Restatement.

          The undersigned President who executed these Articles Supplementary on behalf of the Corporation acknowledges them to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matter and facts set forth herein relating to authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

          IN WITNESS WHEREOF, Comstock Partners Strategy Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on July 6, 1992.


                                   COMSTOCK PARTNERS STRATEGY FUND, INC.

                                   /s/ Michael C. Aronstein
                                   -------------------------------------
                                   Michael C. Aronstein
                                   President


ATTEST:


/s/ Charles L. Minter
---------------------------------
Charles L. Minter
Secretary